UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): July 9, 2008

TRIMOL GROUP, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-28144	13-3859706
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1285 Avenue of the Americas, 35th Floor, New York, New York 10019

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 554-4394

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

Trimol Group, Inc. (the “Company”) and Aluminum Power, Inc. (“API”) entered into an amendment dated as of July 9, 2008 (the “Amendment”) to the May 30, 2008 Termination Agreement entered into by such parties (the “Termination Agreement”). Pursuant to the terms of the Amendment, API transferred 21,000,000 shares of the Company’s common stock owned by it (the “Shares”) to the Company to be utilized by it solely in connection with certain acquisitions that the Company is currently exploring. In the event that the Company does not conclude any of such acquisitions by December 31, 2008, API has the right to require the Company to reconvey the Shares to it for a purchase price of $1,000.

Boris Birshtein, Chairman of the Board of Directors of the Company, and Jack Braverman, the Company’s Chief Financial Officer, are the Chairman of the Board and President, respectfully, of API, the Company’s majority shareholder. API’s majority shareholder is Eontech Group, Inc. of which Birshtein Holdings, Ltd. is the majority shareholder. Mr. Birshtein directly controls Birshtein Holdings, Ltd.

The Company has no binding commitments with respect to any such acquisitions and there is no assurance that it will conclude any such acquisitions or, if so, when and on what terms.

Item 9.01	Exhibits

(d)

10.01	Amendment No. 1 to Termination Agreement dated as of July 9, 2008 by and between Trimol Group, Inc. Aluminum Power Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMOL GROUP, INC.

	By:	/s/ Yuri Benenson
Yuri Benenson
Chief Executive Officer

Date: July 14, 2008

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as may, could, would, should, believes, expects, anticipates, estimates, intends, plans or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).